Exhibit 99.1
News Release
Contact: Steve Pernotto, Belk, Inc., 704-907-9055, steve_pernotto@belk.com
Belk Reports Fiscal 2008 Results
Sales Increase 3.8 Percent
CHARLOTTE, N.C., April 2, 2008 — Belk, Inc. today announced operating results for its 2008 fiscal year ended February 2, 2008.
Tim Belk, chairman and chief executive officer, stated, “Last year was a challenging one for retail, and we were disappointed with our results. Consumer spending slowed significantly as customers faced difficult economic conditions, including higher unemployment, rising energy costs and deterioration of the housing and credit markets. We responded to the reduced demand in the second half of the year by following a disciplined approach to inventory management which allowed us to enter this year in an improved position. As we face continued economic challenges, we are fortunate to have a solid balance sheet that will allow us to continue our work on many key initiatives aimed at strengthening the company and positioning us for future success.”
Net Sales
Net sales for the 52-week period ended February 2, 2008 grew 3.8 percent to $3.82 billion compared to the prior-year 53-week period ended February 3, 2007. The increase was due primarily to sales from new stores and from the former Parisian stores acquired by the company in October 2006. On a 52-week versus 52-week basis, comparable store sales decreased 1.1 percent.
Net Income
Net income for the fiscal year ended February 2, 2008 was $95.7 million compared to $181.8 million for the prior fiscal year ended February 3, 2007. The decline in net income was due primarily to a decrease in gross margin in the second half of the year resulting from accelerated markdowns taken in response to the weakened economic environment, plus increased selling, general and administrative expenses associated primarily with the Parisian acquisition.
Net income excluding non-comparable items for the fiscal year ended February 2, 2008, was $101.6 million compared to $174.4 million for the prior fiscal year. A detailed reconciliation of net income to net income excluding non-comparable items is provided at the end of this release.
Integration of Parisian Stores, Fine Jewelry Business
During fiscal 2008, Belk completed the re-branding of 25 Parisian stores acquired from Saks Incorporated and expects to complete the integration of the stores by the fourth quarter of fiscal 2009. Additionally, the company launched its own fine jewelry business under the “Belk and Co. Fine Jewelers” name and operated fine jewelry departments under that brand in 145 Belk stores as of the fiscal year end.
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New Stores and Store Expansions
Belk opened 11 new stores with a combined selling space of approximately 939,500 square feet and completed expansions of 13 existing stores during fiscal 2008. In fiscal 2009, Belk plans to open eight new stores with a combined selling space of approximately 628,500 square feet and complete four expansions and two major renovations of existing stores.
Belk Declares Dividend, Announces Stock Buyback
The company’s board of directors declared a regular dividend of $.40 per share for shareholders of record on April 2, 2008. The board also announced approval of an offer to repurchase up to one million shares of the company’s common stock at a price of $25.60 per share. The company expects to launch the repurchase offer on or about April 23, 2008.
About Belk, Inc.
Charlotte, N.C.-based Belk, Inc. is the nation’s largest privately owned department store company with 307 Belk stores in 16 Southern states. The company was founded in 1888 by William Henry Belk in Monroe, N.C., and is in the third generation of Belk family leadership.
Notes:
To provide clarity in measuring Belk’s financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of “net income excluding non-comparable items”. Belk believes that “net income excluding non-comparable items” is a financial measure that emphasizes the company’s core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results.
Belk also excludes such items in connection with evaluating company performance in connection with its incentive compensation plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk’s results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure of “net income excluding non-comparable items” should not be considered in isolation or as a substitute for GAAP net income.
Certain statements made in this news release are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” or other similar words. Certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in our forward-looking statements include, but are not limited to: our ability to execute our growth and expansion plans; our ability to successfully integrate the Proffitt’s, McRae’s and Parisian department stores acquired from Saks Incorporated; our ability to integrate and operate our in-house fine jewelry business; changes in interest rates; changes in buying, charging and payment behavior among our customers; changes in the competitive environment of the department store and broader retail industry; the effectiveness of our merchandising and sales promotion strategies; seasonal fluctuations in sales and net income; our ability to contain costs and fully realize synergies from our operational consolidations; and changes in accounting standards or legal regulatory matters.
For additional information on these and other risk factors, see the section captioned “This Report Contains Forward-Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007 and our other filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.

BELK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Fiscal Year Ended
	February 2,	February 3,
	2008	2007
(millions)
Revenues	$3,824.8	$3,684.8
Cost of goods sold (including occupancy, distribution and buying expenses)	2,636.9	2,451.2
Selling, general and administrative expenses	982.4	915.8
Gain on sale of property and equipment	3.4	10.3
Asset impairment and store closing costs	10.8	3.7
Pension curtailment charges	—	.7

Operating income	198.1	323.7
Interest expense	(66.0)	(59.3)
Interest income	7.6	9.2
Gain (loss) on sale of investments	(1.1)	5.4

Income before income taxes	138.6	279.0
Income tax expense	42.9	97.2

Net Income	$95.7	$181.8

BELK, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME AND
NET INCOME EXCLUDING NON-COMPARABLE ITEMS
(unaudited)

	Fiscal Year Ended
	February 2,	February 3,
	2008	2007
(millions)
Net Income	$95.7	$181.8
Gain on sale of property and equipment, net of income tax	(2.3)	(6.7)
Asset impairment and store closing costs, net of income tax	7.4	2.4
Pension curtailment charges, net of income tax	—	.4
Gain (loss) on sale of investments, net of income tax	.8	(3.5)

Net Income excluding non-comparable items	$101.6	$174.4